EXHIBIT 99.1

Company Contact:
Matthew Broder
VP, External Communications
Pitney Bowes Inc.
203 351 6347

www.pb.com

FOR IMMEDIATE RELEASE

General Counsel Michele Coleman Mayes

Leaving Pitney Bowes

     STAMFORD, Conn., September 21, 2007 – Pitney Bowes Inc. (NYSE:PBI) announced today that Senior Vice President and General Counsel Michele Coleman Mayes is leaving the company to take a senior management position with The Allstate Corporation (NYSE:ALL).

     Mayes joined Pitney Bowes in 2003 in her current position, overseeing a team of about one hundred attorneys and staff. In addition to being responsible for the legal affairs of the company, she also oversees the government affairs group, the office of the corporate secretary, and its corporate governance function, which includes environmental health and safety, and global ethics and business practices.

     “Michele has been a good friend and trusted advisor during her tenure at Pitney Bowes,” said President and Chief Executive Officer Murray Martin. “She has made innumerable contributions to the company across a broad spectrum of business issues, and we have benefited tremendously from her experience and insight.”

     “I have thoroughly enjoyed working with the Pitney Bowes team. I have been enriched both professionally and personally, and I have great respect for this wonderful company,” Mayes said. “Pitney Bowes is a leader in so many ways, and that reputation for leadership is well-deserved.”

     Martin said the company will name a new general counsel in the near future.

About Pitney Bowes

     Pitney Bowes is a mailstream technology company that helps organizations manage the flow of information, mail, documents and packages. Our 35,000 employees deliver technology, service and innovation to more than two million customers worldwide. The company was founded in 1920 and annual revenues now total $5.9 billion. More information is available at www.pb.com.

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